NuScale Power Announces Appointment of Diana J. Walters to Board of Directors CORVALLIS, Ore. – NuScale Power Corporation (NuScale or the Company) (NYSE: SMR), the industry-leading provider of proprietary and innovative advanced small modular reactor (SMR) nuclear technology, today announced the appointment of Diana J. Walters to its Board of Directors, effective December 20, 2024. With the appointment of Walters, the Board comprises 10 directors, six of whom are independent. Walters brings more than 35 years of leadership experience in the natural resources sector. She has held prominent roles, including serving as President of Liberty Metals and Mining LLC, CFO of Tatham Offshore, Inc., as well as numerous roles in the investment banking, capital markets, and advisory sectors. Walters currently serves on the boards of Atmos Energy, Trilogy Metals Inc., and Platinum Group Metals Limited, where she is Chair. She also serves as a Senior Advisor at Independence Point Advisors. “We are thrilled to welcome Diana Walters to NuScale’s Board of Directors,” said John Hopkins, President and Chief Executive Officer of NuScale Power. “Diana’s financial acumen and natural resources experience will support continued strong stewardship of NuScale as we work towards advancing the commercial deployment of NuScale’s NRC-approved SMR technology.” Walters received her Bachelor of Arts degree in Plan II Honors and a Master of Arts degree in Energy and Mineral Resources from The University of Texas at Austin. About NuScale Power Founded in 2007, NuScale Power Corporation (NYSE: SMR) is the industry-leading provider of proprietary and innovative advanced small modular reactor (SMR) nuclear technology, with a mission to help power the global energy transition by delivering safe, scalable, and reliable carbon-free energy. The Company’s groundbreaking SMR technology is powered by the NuScale Power Module™, a small, safe, pressurized water reactor that can each generate 77 megawatts of electricity (MWe) or 250 megawatts thermal (gross), and can be scaled to meet customer needs through an array of flexible configurations up to 924 MWe (12 modules) of output. As the first and only SMR to have its design certified by the U.S. Nuclear Regulatory Commission, NuScale is well-positioned to serve diverse customers across the world by Diana J. Walters supplying nuclear energy for electrical generation, data centers, district heating, desalination, commercial-scale hydrogen production, and other process heat applications. Media contact Chuck Goodnight Vice President, Business Development media@nuscalepower.com Investor contact Scott Kozak Director, Investor Relations ir@nuscalepower.com